EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Amendment No. 1 to Registration Statement Nos. 333-163856 and 333-163856-01 of First National Master Note Trust and First National Funding LLC on Form S-3 of our reports dated March 24, 2011, relating to Management’s Report on Assessment of Compliance with Servicing Criteria Pursuant to Item 1122 of Regulation AB for First National Bank of Omaha and First National Credit Card Center, Inc., appearing in the Annual Report on Form 10-K of First National Master Note Trust and First National Funding, LLC for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP
Omaha, Nebraska
March 24, 2011